Filed Pursuant to Rule 424(b)(5)

Registration No. 333-206217

Prospectus Supplement Amendment

(To the Prospectus Supplement dated January 9, 2017 and the

Prospectus Dated August 7, 2015)

Marsh & McLennan Companies, Inc.

$500,000,000 2.750% Senior Notes due 2022

$500,000,000 4.350% Senior Notes due 2047

This Prospectus Supplement Amendment (this “Amendment”) amends and supplements the information contained in our Prospectus Supplement dated January 9, 2016 (the “Original Prospectus Supplement”) and our Prospectus dated August 7, 2015 (the “Prospectus”). The Original Prospectus Supplement and the Prospectus form a part of our Registration Statement on Form S-3, Registration No. 333-206217, which we filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2015.

This Amendment should be read in conjunction with the Original Prospectus Supplement and the Prospectus and is qualified by reference to the Original Prospectus Supplement and the Prospectus. This Amendment is not complete without, and may only be delivered or used in conjunction with, the Original Prospectus Supplement and the Prospectus and any future amendments or supplements thereto. Except as specifically amended by this Amendment, all portions of the Original Prospectus Supplement and the Prospectus remain in full force and effect.

The purpose of this Amendment is to disclose that, in connection with our offering of $500,000,000 aggregate principal amount of 2.750% Senior Notes due 2022 and $500,000,000 aggregate principal amount of 4.350% Senior Notes due 2047 (collectively, the “notes”), we delete (i) the definitions of “2022 Make-Whole Premium,” “2047 Make-Whole Premium” and “Make-Whole Premium” from page S-7 of the Original Prospectus Supplement and (ii) the last paragraph of the section entitled “Description of Notes—Optional Redemption” from page S-8 of the Original Prospectus Supplement. Accordingly, the Original Prospectus Supplement and the Prospectus are amended to the extent described in the preceding sentence.

Investing in the notes involves risks. See the section entitled “Risk Factors” in our Annual Report on Form 10-K for the Year ended December 31, 2015, which is incorporated by reference into this Amendment, the Original Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the Original Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement Amendment is January 11, 2017.